Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

                                                                EXHIBIT 10.1

                                   AGREEMENT

      This agreement, effective as of November 6. 1990 (the "Effective Date"), by and between Dana-Farber Cancer Institute, a Massachusetts corporation ("DFCI"), and Anthra Pharmaceuticals, Inc., a Delaware corporation ("ANTHRA").

                                WITNESSETH THAT:

      WHEREAS, N-trifluoroacetyladriamycin-14-valerate ("AD 32") and congeners, pharmaceutical compounds with antineoplastic application, were discovered by Dr. Mervyn Israel and colleagues while engaged as a professional at DFCI; and

      WHEREAS, N-Trifluoroacetyladriamycin-14-0-hemiadipate ("AD 143") and congeners, pharmaceutical compounds with antineoplastic application, were discovered by Dr. Mervyn Israel and colleagues while engaged as a professional at DFCI; and

      WHEREAS, Dr. Israel and other inventors of AD 32 and AD 143 previously assigned their rights in AD 32 and AD 143 to DFCI and DFCI has obtained United States Patent No. 4,035,566 (July 12, 1977) and United States Patent No. 4,299,822 covering AD 32 and AD 143 and congeners in the United States. DFCI has also obtained corresponding foreign patents for AD 32 in Canada and for AD 143 in France, Switzerland, Canada, West Germany, the United Kingdom, The Netherlands and Japan; and,

      WHEREAS, ANTHRA desires to acquire from DFCI an unrestricted exclusive worldwide patent and know-how license on both AD 32 and AD 143 and congeners, subject to such restrictions that have been or may be imposed by the U.S. Department of Health and Human Services ("HHS"); and,

      WHEREAS, DFCI is willing to grant such a license to ANTHRA;

      NOW, THEREFORE, the parties agree as follows:

ARTICLE 1 -- DEFINITION

      1.1 "Patent Rights" means all United States and foreign patents granted thereon, owned or controlled by DFCI, relating to the manufacture, use and/or sale of AD 32, AD 143, and AD 32 and AD 143 congeners, and any division, reissue, extension, patent of addition, registration or continuation of the foregoing patents.

*** CONFIDENTIAL TREATMENT REQUESTED.

      1.2 "Net Sales Price" means ANTHRA' s gross invoice price to customers of AD 32, AD 143 or a congener, in whatever form, loss discounts, transportation costs, costs of premiums for product liability and shipping insurance, delivery, expenses, packaging costs, taxes based directly On manufacture, use, sale or delivery (other than incomes taxes), duties and allowances to customers; provided, however, that in determining Net Sales Price to any customer in any way affiliated with ANTHRA, through stock ownership, management or otherwise, invoice price shall be the same as if sold at arm's length to an unrelated customer. The Net Sales of any AD 32, AD 143 or a congener that is a combination or mixture of a therapeutic or prophylactic agent, shall be the Net Sales Price of a corresponding quantity of AD 32 or AD 143 or congener when sold separately in the form in which said combination or mixture is sold. In the event that there is no established net Sales Price for AD 32 or AD 143 or a congener sold as a component of such combination or mixture in the form in which such combination or mixture is sold, ANTHRA shall so notify DFCI in writing and ANTHRA and DFCI shall negotiate in good faith to establish a basis that is equivalent to the Net Sales Value for AD 32 or AD 143 or a congener in the form in which said combination or mixture is sold.

ARTICLE 2 -- GRANT

      2.1 DFCI hereby grants to ANTHRA an exclusive license and right, as of the Effective Date, for the maximum period permissible under applicable federal regulations in the United States, and for a period ending at the termination of the Patents Rights outside the United States, to sublicense, to manufacture, have manufactured, use and sell AD 32 and AD 143 and congeners under the patent rights and accompanying know-how, subject to the restrictions and limitation enumerated in the agreement between DFCI and HHS, accepted April 22, 1985, and attached hereto as Attachment A and made a part hereof (the "HHS Agreement"), or to other similar restrictions and limitations applicable to AD 32 or to restrictions imposed by applicable law.

      2.2 DFCI hereby grants to ANTHRA the non-exclusive license and right upon termination of the exclusive license (in the United States) and for a period ending at the termination of this agreement, to sublicense, to manufacture, have manufactured, use and sell AD 32 and AD 143 and congeners under the patent Rights (including know-how relating thereto) subject to the restrictions and limitations enumerated in the agreement between DFCI and HHS, accepted April 22, 1985 and attached hereto as Attachment A and made a part hereof (the "HHS Agreement") or to other similar restrictions and limitations applicable to AD 32 or to restrictions imposed by applicable law.

      2.3 ANTHRA herewith grants back to DFCI the right for DFCI, to conduct research on a royalty-free basis on AD 32 and AD 143 and congeners. It is understood, however, that specific arrangements for DFCI's participation in Phase I/II clinical studies under ANTHRA's sponsorship and support shall be the subject of a separate agreement. DFCI reserves the right to transfer to other not-for-profit organizations the technology described herein as long as such technology is utilized in non-commercial research with the agreement of DFCI and that Anthra is apprised by written notice that such transfer is taking place.


*** CONFIDENTIAL TREATMENT REQUESTED.    2

      2.4 ANTHRA shall have the right to filet, at ANTHRA's expense, a New Drug Application ("NDA") or an Investigational New Drug Application ("IND") to be prepared by and submitted in the name of ANTHRA to the Food and Drug Administration ("FDA") or any successor thereto. ANTHRA shall be free to arrange for clinical studies of AD 32 and AD 143 and congeners within and outside the United States.

      2.5 ANTHRA will use its best efforts to bring AD 32 and AD 143 to early clinical trial and to commercial development; and will provide DFCI with reports at regular intervals relative to its progress along these objectives.

ARTICLE 3 -- DISCLOSURE

      3.1 DFCI shall disclose and make available to ANTHRA all data in its possession on the Effective Date regarding AD 32 and AD 143 and congeners, including, but not limited to, formula, method of preparation, testing and any other data useful in the preparation of the IND or NDA on AD 32, AD 143 and/or congeners.

      3.2 ANTHRA shall make available to DFCI without charge, all clinically related data on AD 32, AD 143 and congeners generated or caused to be generated by ANTHRA such data to be used by DFCI for clinical research purposes only.

      3.3 ANTHRA may wish, from time to time, during the term of this Agreement, to disclose its confidential and proprietary information to DFCI personnel. Any agreement relating to the terms and conditions of such disclosure shall be negotiated separately by ANTHRA with the individuals and shall require that any such information disclosed must be in writing and designated by ANTHRA, in writing, as confidential. It is understood that DFCI will not require individuals to enter into such agreements and will not provide assistance to ANTHRA in enforcing such agreements. If ANTHRA and DFCI personnel enter into such agreements, DFCI shall have no obligations to protect the confidentiality of information transmitted under them. Notwithstanding the foregoing, DFCI shall be responsible for assuring the confidentiality of ANTHRA proprietary information disclosed in writing to members of the DFCI administration, responsible for administering this Agreement, where such information is clearly designated in writing as confidential.

      3.4 Nothing in this Agreement or in any license or sublicense granted under the provisions hereof shall in any way restrict the right and obligation of either DFCI or ANTHRA to comply with any requirement for the supply of information imposed by HHS in granting the aforesaid petition by DFCI, provided, however, that either DFCI or Anthra will give the other party prior notice of any potential required disclosure of Confidential Information, a right to appeal such required disclosure to appropriate authorities, and a right to cause the disclosing party to comply with the required disclosure so as to limit any adverse affect such disclosure may have on the value, uniqueness or protection of such Confidential Information.


*** CONFIDENTIAL TREATMENT REQUESTED.     3

ARTICLE 4 -- PAYMENT

      4.1 If and when AD 32 and/or AD 143 become(s) commercially available ANTHRA agrees to pay DFCI a royalty ("running royalty") equal to ***.

      4.2 ANTHRA agrees to pay DFCI a minimum royalty ("minimum royalty") of
      ***.

      4.3 All payments to DFCI under this Agreement shall be in United States dollars and shall be accompanied by a written statement, duly certified by an officer of ANTHRA or an independent certified public accountant, showing, in reasonable detail, the calculation of the sums paid. As to all sales on which royalties are payable in respect of which payment has been made to ANTHRA or a sublicensee in a currency other than United States dollars, conversion to United States dollars shall be made at the rate of exchange reported in The Wall Street Journal for the last business day of the calendar quarter in which such sales have taken place, or if no rate of exchange is reported therein, at the rate quoted for that day by the First National Bank of Boston, 100 Federal Street, Boston, Massachusetts.

      4.4 ANTHRA shall pay DFCI upon the execution and delivery of this Agreement a payment of *** as reimbursement of expenses incurred by DFCI in obtaining patents relating to AD 32 and AD 143. DFCI represents and warrants that it has, and on the Effective Date will have, full ownership of the following patents, and that it has the right to license each of them pursuant hereto: for AD 32 United States Patent No. 4,035,566; Canadian Patent No. 1,060,003 and for AD 143 United States Patent No. 4,299,822; Canadian Patent No. 1,150,245; British Patent No. 2,077,265;
      French Patent No. 2,483,928; Swiss Patent No. 645,387; West German Patent No. 3,122,689; Holland Patent No. 184,420; and Japan Patent No. 1,458,104.

ARTICLE 5 -- ACCOUNTING

      5.1 ANTHRA shall keep true books of account containing an accurate and complete record of all data necessary for the computation of monies payable to DFCI according to this Agreement. ANTHRA shall permit access to such books during regular business hours (at DFCI's expense and upon at least five (5) days' notice) by an independent public accountant selected by DFCI (except one to whom ANTHRA has some reasonable objection) to examine and take abstracts from the relevant records of ANTHRA to such extent as may be reasonably necessary to enable such accountant to verify or determine monies paid or payable by ANTHRA under this Agreement. In the event such auditing discloses a deficiency in monies paid to DFCI, the accountants' expenses shall be borne by ANTHRA.

      5.2 A provision equivalent to Article 5.1 shall be included for the benefit of DFCI in each sublicense granted by ANTHRA under this Agreement.

ARTICLE 6 -- SUBLICENSES

      6.1 Any sublicense granted by ANTHRA hereunder shall be in conformity with the mandatory restrictions and limitations imposed upon DFCI and HHS, including those enumerated in the HHS Agreement.


*** CONFIDENTIAL TREATMENT REQUESTED.    4

ARTICLE 7 -- CONVERSION TO NONEXCLUSIVE LICENSE

      7.1 In the event ANTHRA shall default in payment of any minimum royalty due under Article 4.2, DFCI may notify ANTHRA and if the default is not remedied within ninety (90) days after the date of notice, then, whether it is during the period of exclusivity or non-exclusivity of the license to ANTHRA, DFCI shall have the right to terminate ANTHRA's license under this Agreement by a second notice to ANTHRA. A default by ANTHRA in payment of the minimum or running royalty under Articles 4.1 and 4.2 or any other default by ANTHRA shall be subject to the provision of Article 11.

      7.2 ANTHRA's exclusive license under this Agreement shall be automatically converted to a nonexclusive license at such time, if any, as is specified in the HHS Agreement.

ARTICLE 8 -- PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

      8.1 The costs and responsibility of filing, prosecuting and maintaining all domestic and foreign and other patent applications and patents within the Patent Rights shall be borne by ANTHRA. ANTHRA, in coordination with DFCI will be responsible for the maintenance of all such patents.

ARTICLE 9 -- MOST FAVORED LICENSEE

      9.1 If, after conversion of ANTHRA's license to a nonexclusive license under other provisions of this Agreement, DFCI shall grant to any third party a license under any of the Patent Rights on royalty or other monetary terms, or on other condition, More favorable than those provided to ANTHRA in this Agreement, ANTHRA shall be entitled to such more favorable terms. DFCI shall notify ANTHRA of the grant of any license to a third party (whether or not more favorable) and the terms and conditions within thirty (30) days of such grant. ANTHRA shall be entitled to the benefit of such more favorable royalty or other monetary terms or other terms or conditions from the effective date of and for the term of such license to such third party but subject to the same conditions of enjoyment as said third party.

ARTICLE 10 -- PROSECUTION OF INFRINGERS; ADVERSE GOVERNMENTAL ACTIONS

      10.1 If a third party shall infringe any granted patent within the Patent Rights on a substantial commercial scale, or if any adverse governmental actions are taken relating to AD 32 or AD 143 or any congener (such as actions by the FDA), ANTHRA shall give notice to DFCI. If by the end of three months after the date of such notice DFCI has not brought suit against the infringer or procured a cessation of the infringement, then
      (a) if ANTHRA's license is still an exclusive license, ANTHRA shall be entitled to bring suit at its own expense against the infringer in its own name and any recoveries made in a suit brought by ANTHRA shall be for the sole benefit of ANTHRA, or (b) if ANTHRA's


*** CONFIDENTIAL TREATMENT REQUESTED.    5
      license has been converted to a nonexclusive license, ANTHRA shall be excused from paying any royalty in respect to the infringed patent until such time as the. infringement has ceased or suit has been brought against the infringer.

ARTICLE 11 -- TERM AND TERMINATION

      11.1 Upon the default by ANTHRA of any obligations under this Agreement, DFCI may give notice to ANTHRA specifying the default and indicating intent to terminate this Agreement if the default is not cured within ninety (90) days after the date of notice. If the default is not cured within said ninety day (90) period, DFCI may terminate this Agreement forthwith by further notice to ANTHRA.

      11.2 ANTHRA shall have the right to terminate this Agreement at any time by giving ninety (90) days' advance written notice.

      11.3 Termination under Article 11.1, 11.2, or 11.3 shall not relieve ANTHRA of the obligation to pay any monies earned by DFCI up to the date of termination.

      11.4 If not earlier terminated under the provisions of Article 11.1, 11,2, or 11.3, this Agreement shall terminate upon the fifth anniversary of the expiration of the applicable U.S. patent in the United States and upon the expiration of the applicable patent outside the United States.

ARTICLE 12 -- NOTICES

      12.1 All notices and other communications hereunder shall be in writing. Such notices and communications shall be sent by first class mail, or hand delivered, and if relating to a default, alleged default or termination, by registered mail or by personal hand delivery. All notices and communications shall be addressed to the other party at the following addresses, or to such other address as the addressee shall have last furnished to the communicating party:

                  DANA FARBER CANCER INSTITUTE
                  44 Binney Street
                  Boston, MA 02115

                  Attention: Dr. Bernard W. Janicki
                             Director for Research

                  ANTHRA PHARMACEUTICALS, INC.
                  19 Carson Road
                  Princeton, NJ  08540

                  Attention: Michael C. Walker
                             Chief Executive officer


*** CONFIDENTIAL TREATMENT REQUESTED.    6

                  With a copy to:

                  Lieberman Rudolph and Nowak
                  292 Madison Avenue
                  New York, NY 10017

                  Attention: Norman Friedland

The date of giving any notices or other communications shall be the date on which the envelope was deposited or hand delivered. A post office receipt shoving the date of deposit shall be prima facie evidence of the date of giving a mailed notice.

ARTICLE 13 -- AMENDMENT AND WAIVER

      13.1 Neither this Agreement nor any term, covenant, condition or other provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No waiver by either party of any breach of this Agreement by the other party shall be effective an to any breach occurring before or after the date of such waiver.

ARTICLE 14 -- GOVERNING LAW; SUCCESSION; ENTIRE AGREEMENT AND ARBITRATION

      14.1 This Agreement shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Massachusetts.

      14.2 This Agreement shall be binding upon and shall inure to the benefit of the successors of the parties hereto, but shall not be otherwise assignable by either of the parties without the prior written consent of the other.

      14.3 This document, together with the HHS Agreement, constitutes the entire agreement between the parties hereto with reference to the subject matter hereof and there are no understandings or representations of any kind except as expressly set forth herein.

      14.4 Any controversy or claim arising out of or relating to this Agreement shall be submitted to final and binding arbitration in Boston, Massachusetts, to the exclusion of all other remedies, in accordance with the rules of the American Arbitration Association then in effect. The party in whose favor a decision is rendered shall be entitled to recover reasonable attorneys' fees in an amount determined by the arbitrators.


*** CONFIDENTIAL TREATMENT REQUESTED.    7

ARTICLE 15 -- INDEMNIFICATION AND INSURANCE

      15.1 ANTHRA shall indemnify, defend and hold harmless DFCI and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns, (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them in connection with any claims, suits, actions, demands or judgements (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by ANTHRA or by a licensee, affiliate or agent of ANTHRA of any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to the Agreement.

      15.2 ANTHRA'S indemnification under 15.1(a) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. ANTHRA'S indemnification under 15. 1 (b) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to (A) the negligent activities of the Indemnitees, (B) failure to adhere to the study protocol by the Indemnitees, or (C) the intentional wrongdoing or intentional misconduct of the Indemnitees.

      15.3 ANTHRA agrees, at its own expense, to provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

      15.4 At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by ANTHRA or by a licensee, affiliate or agent of ANTHRA, ANTHRA shall at its sole cost and expense procure and maintain policies of ***.

      15.5 ANTHRA shall provide DFCI with written evidence of such insurance upon request of DFCI. ANTHRA shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if ANTHRA does not obtain replacement insurance providing comparable coverage with such fifteen (15) day period, DFCI shall have the right to terminate this Agreement effective at the and of such fifteen (15) day period without any notice or additional waiting periods.

      15.6 ANTHRA shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service relating to or developed pursuant to this Agreements being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by ANTHRA or by a licensee, affiliate or agent of ANTHRA and (b) a reasonable period after the period referred to in 15.6 (a) above which in no event shall be less than fifteen (15) years.

      15.7 In the event any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which ANTHRA is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify ANTHRA of such event. ANTHRA shall assume the defense of, and may settle, that part of any


*** CONFIDENTIAL TREATMENT REQUESTED.    8
      such claim or action commenced or made against DFCI (or other Indemnitees) which relates to ANTHRA's indemnification and ANTHRA may take such other steps as may be necessary to protect itself . ANTHRA shall not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation effected without ANTHRA's consent. The right of ANTHRA to assume the defense of any action shall be limited to that part of the action commenced against DFCI and /or Indemnitees which relates to ANTHRA's obligation of indemnification and holding harmless.

      15.8 This section 15 shall survive expiration or termination of this Agreement.

ARTICLE 16 -- DISCLAIMER OF WARRANTY

      16.1 DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO ANTHRA HEREUNDER AND HEREBY DISCLAIMS THE SAME.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the year and the day first above written.

                                    DANA FARBER CANCER INSTITUTE

                                    By   /s/ Bernard W. Janicki Phd
                                         -------------------------------
                                         Name:  Dr. Bernard W. Janicki
                                         Title: Director for Research

                                    ANTHRA PHARMACEUTICALS, INC.

                                    By   /s/ Michael c. Walker
                                         -------------------------------
                                         Name:  Michael C. Walker
                                         Title: Chief Executive Officer


*** CONFIDENTIAL TREATMENT REQUESTED.    9

            AGREEMENT dated as of November 27, 1996 between Anthra Pharmaceuticals, Inc., a Delaware corporation (the "Company") and Dr. Joseph Gulfo ("Gulfo").

                              W I T N E S S E T H:

            WHEREAS, Gulfo is currently employed by the Company as Vice President-Clinical and Regulatory Affairs; and

            WHEREAS, the Company and Gulfo would like to establish certain arrangements in respect of Gulfo's employment by the Company.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, Gulfo and the Company agree as follows:

                 In the event of a Change of Control of the Company (as defined below) prior to two years from the date hereof while Gulfo is an employee of the Company, the Company or its successor shall pay to Gulfo upon consummation of the Change of Control (the "Effective Date") a lump sum amount equal to 12 months of his then current base salary, less applicable taxes; provided, however, that such payment is conditioned on Gulfo's agreement and covenant to continue working with the Company or its successor, at the request of the Company or its successor, as a consultant (at a mutually agreed upon hourly rate) in the Company's New Jersey location, with respect to the services Gulfo was providing to the Company immediately prior to the Change of Control during normal business days for a period of three months following the Effective Date.

            For the purposes of this paragraph, a "Change of Control" of the Company shall be deemed to have occurred if there is a consummation of any of the following: (i) the sale of all or substantially all of the Company's assets;
(ii) the sale of 80% or more of the outstanding capital stock of the Company, including a sale pursuant to a tender offer or exchange offer, in a single or integrated transaction; or (iii) the sale of the Company through a consolidation or merger (other than an merger of the Company with one or more of its majority-owned subsidiaries) in which either, the Company is not the surviving corporation, or the acquisition is as a result of a reverse triangular merger, provided in either case the stockholders of the Company immediately before such consolidation or merger own less than 50% of the outstanding capital stock of the surviving corporation immediately after such consolidation or merger.

            Gulfo acknowledges that, notwithstanding the foregoing, he is employed "at will" by the Company, subject to the terms of that certain offer letter dated July 12, 1994 forwarded by the Company to Gulf and nothing herein shall be construed to provide Gulfo with a right to employment by the Company or its successor; provided, however that it is agreed by the parties that Gulfo shall not be terminated prior to any potential Change in Control for the purpose of circumventing the obligations of the Company hereunder.

            The Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have signed this agreement, as of the date previously set forth.

                          ANTHRA PHARMACEUTICALS, INC.

                          By: /s/ Michael C. Walker
                             ---------------------------------
                             Name:  Michael C. Walker
                             Title: President


                                /s/ Joseph Gulfo   11/27/96
                             ---------------------------------
                                     Dr. Joseph Gulfo